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                                                                   EXHIBIT 10.13

                             AMENDED AND RESTATED
                          STOCK REDEMPTION AGREEMENT

     THIS AMENDED AND RESTATED STOCK REDEMPTION AGREEMENT (the "Amended and Restated Agreement") made this 27th day of February, 2002, by and among Robert
S. Berg ("Berg"), Steven M. Wemple ("Wemple"), Interfoods Acquisition Corp., a Nevada corporation ("Interfoods Acquisition"), and Interfoods of America, Inc., a Nevada corporation (the "Corporation"). After the completion of the Merger (as defined below), Berg and Wemple are referred to herein individually as a "Stockholder" and collectively as the "Stockholders."

                             W I T N E S S E T H:

     WHEREAS, Berg, Wemple and the Corporation entered into a Stock Redemption Agreement dated June 30, 2001 (the "Original Agreement");

     WHEREAS, on the date of the original agreement Berg was the record owner of 1,476,719 shares of the Corporation's common stock and Wemple was the record owner of 932,352 shares of the Corporation's common stock;

     WHEREAS, on December 21, 2001, Berg and Wemple formed Interfoods
Acquisition and the Corporation entered into an Agreement and Plan of Merger
(the "Merger Agreement") providing for the merger (the "Merger") of Interfoods Acquisition with and into the Corporation with the Corporation as the entity surviving the merger;
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     WHEREAS, on February 6, 2002 Berg contributed to the Interfoods Acquisition
1,476,719 shares of the Corporation's common stock for an equivalent number of shares of Interfoods Acquisition's common stock

     WHEREAS, on February 6, 2002 Wemple contributed to Interfoods Acquisition 932,352 shares of the Corporation's common stock for an equivalent number of shares of Interfoods Acquisition's common stock; and

     WHEREAS, the parties to the Original Agreement desire to amend and restate that agreement as set forth hereinbelow.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other valuable considerations paid by the Parties hereto each to the other, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed and covenanted by and among the Parties to this Agreement as follows:

     Article 1. This Article 1 shall govern the rights of the Stockholders after the completion of the Merger. No Stockholder shall during his lifetime transfer, encumber or dispose of his stock interest in the Corporation except as provided below.

     For purposes hereof, an offer in writing from an independent third party non-related to a Stockholder to purchase shares of a Stockholder accompanied by a deposit of at least ten (10%) percent of the proposed purchase price is defined as a bona fide third party offer (a "Third Party Offer").

     If a Stockholder should desire to dispose of his stock in the Corporation during his lifetime, absent a Third Party Offer, he shall first offer in writing to sell all of his stock to the

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Corporation at a price equal to the fair market value of such shares of stock as determined by the selling Stockholder and the Corporation. If the selling Stockholder and the Corporation are unable to agree upon the fair market value of such shares within 30 days of the commencement of discussion, then the fair market value of such shares shall be determined by the arbitration process described in Article 3. If the Corporation does not purchase all of the shares of stock so offered within 30 days after the determination of the fair market value of the shares, said shares of stock shall be offered in writing at the same price to the other Stockholder. If the stock is not purchased by the other Stockholder within 30 days of the receipt of the written offer to him, the Stockholder desiring to sell his stock may sell it to any third party upon receipt of any Third Party Offer.

     Upon a Stockholder receiving any Third Party Offer which he is desirous of accepting, such Stockholder shall first give the Corporation and the other Stockholder written notice thereof and the right to purchase the stock which is the subject matter of the Third Party Offer. Such written notice shall be accompanied by a true copy of the Third Party Offer and the Corporation and other Stockholder shall have 30 days from receipt of such notice within which to elect to purchase the stock offered for sale on the same terms and conditions and for the same purchase price as that contained in the Third Party Offer. If the Corporation or the other Stockholder do not elect to purchase the shares offered for sale under the Third Party Offer within the 30 day period, and sign a like Third Party Offer in favor of the Stockholder desiring to sell, then the Stockholder desiring to sell may complete the transaction under the Third Party Offer but shall not sell said stock to the third party at any lesser price or on any more favorable terms without giving the Corporation and the other Stockholder the right to once again purchase the stock at the reduced price on the more favorable terms.

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     Any stock not disposed of shall remain and/or again become subject to the terms of this Agreement.

     Article 2. Upon the death of either Berg or Wemple prior to the Merger, the Corporation shall purchase, and Interfoods Acquisition shall sell, such number of shares of common stock of the Corporation owned by Interfoods Acquisition that is equivalent to the number of shares of common stock of Interfoods Acquisition owned by the decedent. Upon the death of any Stockholder after the Merger, the Corporation shall purchase, and the estate of the decedent shall sell, all of the decedent's shares in the Corporation now owned or hereafter acquired. The purchase price of such stock in either instance shall be computed in accordance with the provisions of Article 3.

     Article 3. Interfoods Acquisition and the Corporation before the Merger, and the estate of Berg or Wemple, as applicable, and the Corporation after the Merger, shall determine the fair market value of the shares of common stock of the Corporation to be purchased by the Corporation hereunder as of the date of death of Berg or Wemple, as applicable. If the parties required to determine the fair market value of such shares of common stock are unable to agree upon the fair market value of such shares within 60 days of the death of Berg or Wemple, as applicable, then arbitration shall be used to determine such fair market value with each party naming one arbitrator. If the two arbitrators cannot agree upon a value within 30 days, they shall appoint a third arbitrator, and the decision of the majority of arbitrators as to the fair market value of the shares of common stock to be purchased by the Corporation shall be binding upon all parties.

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     Article 4.  The Corporation is the applicant, owner and beneficiary of the following life insurance policies issued by the National Life of Vermont.

     Policy #2335350 insuring the life of Robert S. Berg in the amount of $6,000,000.00.

     Policy #2335352 insuring the life of Steve Wemple in the amount of $4,000,000.00.

     The Corporation agrees to pay premiums on the insurance policies taken out pursuant to this Agreement and shall give proof of payment of premiums to the Stockholders whenever any one of them shall request such proof. If a premium is not paid within 30 days after its due date, the insured shall have the right to pay such premium and be reimbursed therefor by the Corporation. The Corporation shall have the right to purchase additional insurance on any or all of its Stockholders, such additional policies shall be listed in Schedule A, attached hereto and made a part of this Agreement along with any substitution or withdrawal of insurance policies subject to this Agreement. In the event that the Corporation decides to purchase additional insurance on any Stockholder each Stockholder hereby agrees to cooperate fully by performing all the requirements of the insurer which are necessary conditions precedent to the issuance of insurance policies. The Corporation shall be the sole owner of the policies issued to it, and it may apply any dividends toward the payment of premiums.

     Article 5. (a) In the event of a purchase and sale during a Stockholder's lifetime pursuant to Article 1, other than a sale under a Third Party Offer, the purchase price shall be paid in ten (10) equal consecutive annual installments. The first installment shall be due on the date of closing and the remaining nine
(9) installments shall be paid on said date in each subsequent year. The unpaid balance of such purchase price shall be evidenced by a series of negotiable promissory notes executed by the purchaser to the order of the seller with interest at floating

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prime rate, based upon the prime rate promulgated from time to time by Bank of
America but not greater than ten (10%) percent per annum and not less than seven (7%) percent per annum.

                 (b) In the event of a purchase and sale at the death of Berg or Wemple, the purchase price shall be paid in one lump sum as soon as is practical after receipt by the Corporation of the life insurance proceeds payable by reason of Berg or Wemple's death, as applicable, and in any event within six months of the Stockholder's death. The proceeds of any life insurance shall be used by Corporation for the purpose of completing purchase of the shares of stock from Interfoods Acquisition before the Merger and the estate of the deceased Stockholder after the Merger. If the purchase price is less than the proceeds of the life insurance, the Corporation shall retain the excess as general working capital. If the purchase price exceeds the proceeds of such life insurance, the balance of the purchase price in excess of the life insurance proceeds shall be pain in equal consecutive annual installments over a period of five (5) years beginning one (1) year after the Stockholder's death. The unpaid balance of such purchase price shall be evidenced by a series of negotiable promissory notes executed by the Corporation to the order of the decedent Stockholder's estate with interest at the floating prime rate, based upon the prime rate promulgated from time to time by Bank of America but not greater than ten (10%) percent per annum and not less than seven (7%) percent per annum.

                 (c) The notes referred to in Sections (a) and (b) above shall provide for the acceleration of the due date of all unpaid notes in the series upon default in the payment of any note or interest thereon and shall provide that upon the default of any payment of interest or principal, all notes shall become due and payable immediately, such notes shall give the purchaser the option of prepayment in whole or in part.

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                 (d)  To the extent that any unpaid balance remains outstanding with respect to a purchase and sale hereunder, all of the shares of stock purchased in the transaction shall be pledged to the seller to secure the full payment of the purchase price. So long as the purchaser is not in default, said purchaser shall have all voting and dividend rights in said stock.

     Article 6. This Agreement is intended to apply to all shares of stock owned from time to time by Interfoods Acquisition and the Stockholders.

     Article 7. If Interfoods Acquisition or any Stockholder disposes of all of their stock in the Corporation during the lifetime of Berg or Wemple or if this Agreement terminates before the death of a Stockholder, then Berg or Wemple, as applicable, shall have the right to purchase the policy or policies on him owned by the Corporation by paying an amount equal to the cash surrender value, if any, as of the date of transfer, less any existing indebtedness charged against the policy or policies. This right shall lapse if not exercised within 30 days after such disposal or termination.

     Article 8. The stock certificates evidencing shares of the Corporation's common stock covered by this Amended and Restated Agreement shall bear the following legend:

     "This certificate is held subject to the Amended and Restated Stock Redemption Agreement dated February 27, 2002."


     Article 9. This Agreement may be modified, amended, or terminated by a writing signed by all of the Stockholders and the Corporation.

     Article 10. This Agreement shall terminate upon the occurrence of any of the following events:

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     (1)  The written agreement of all of the Stockholders of the Corporation,
or

     (2)  The bankruptcy, receivership or dissolution of the Corporation, or

     (3) The death of Berg and Wemple within a period of 30 days, subject to compliance by the Corporation with the sale and purchase provisions hereof.

     Article 11. The executor, administrator or personal representative of a deceased Stockholder shall execute and deliver any and all documents or legal instruments necessary or desirable to carry out the provisions of this Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement shall be governed by the laws of the State of Nevada notwithstanding the fact that one or more of the parties to this Agreement is now or may become a resident or citizen of a different state.

     Article 12. Notwithstanding the provisions of this Agreement, any insurance company which has issued a policy of insurance subject to provisions of this Agreement is hereby authorized to act in accordance with the terms of such policies as if the Agreement did not exist, and the payment or other performance of its contractual obligations by any such insurance company in accordance with the terms of any such policy shall completely discharge such company from all claims, suits and demands of all persons whatsoever.

     Article 13. If the Corporation is unable to make any purchase required of its hereunder because of the provisions of the applicable statutes or of its charter or bylaws, the Corporation agrees to take such action as may be necessary to permit it to make such purchases, and the Stockholders who are parties to this Agreement agree that they will also take such action as may be necessary for the Corporation to make such purchases.

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     IN WITNESS WHEREOF, the Parties hereunto have executed this Agreement at
Miami, in the County of Miami-Dade, State of Florida.

WITNESSED BY:
                                 INTERFOODS OF AMERICA, INC.


/s/ Kara Nordstrom               By: /s/ Steven M. Wemple
-------------------------            -----------------------------
                                         Its President


                                 INTERFOODS ACQUISITION CORP.


                                 By: /s/ Robert S. Berg
                                     -----------------------------
                                         Its President


                                 /s/ Robert S. Berg
                                 ---------------------------------
                                         Robert S. Berg
/s/ Kara Nordstrom
-------------------------
                                 /s/ Steven M. Wemple
                                 ---------------------------------
As to all Parties                        Steven M. Wemple

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                                 SCHEDULE "A"
                                 ------------

                    ADDITIONAL INSURANCE POLICIES (IF ANY)
                    --------------------------------------

Policy No. __________________ issued by _________________________________ to
Corporation on life of Robert S. Berg.


Policy No. __________________ issued by _________________________________ to
Corporation on life of Steven Wemple.